Exhibit 99.1

Plains All American Announces Governance Enhancement

HOUSTON, August 24, 2021 (GLOBE NEWSWIRE) – Plains All American Pipeline, L.P. and Plains GP Holdings (Nasdaq: PAA & PAGP) (collectively, “Plains”) today announced that its Board of Directors has approved amendments to the underlying governance arrangements for Plains that eliminate all previously negotiated “director designation” rights and require that all Directors be subject to public election. The amendments, which have also been approved by Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), became effective on August 19, 2021 and eliminate Kayne Anderson’s legacy contractual right to designate an individual to serve on the Plains Board without being subject to public election.

The Plains Board has simultaneously approved the appointment of Kevin McCarthy, Kayne Anderson’s previously designated director to Plains’ Board, to serve as a Director until PAGP’s Annual Meeting of Shareholders to be held in May of 2022, and the nomination of Mr. McCarthy to stand for election at such Annual Meeting. As a result of this change, together with the amendment of Plains’ governance documents in February of this year to require public election for all Directors who are current or former members of management, all of Plains’ Board Members are now subject to public election. In addition, going forward, Mr. McCarthy will serve as a Director on the same basis as all other non-management Directors in terms of the rights, duties, and obligations of Directors.

“Today’s announcement reflects an additional positive enhancement to Plains’ governance structure,” stated Willie Chiang, Chairman and CEO of Plains. “We appreciate Kayne Anderson’s long-term support and shared commitment to driving the enhancement of our governance practices and long-term alignment with all of our investors. This step builds on numerous enhancements we have made to our governance structure and practices over the course of the five-year period following our 2016 simplification transaction. We also look forward to continuing to have Kevin’s insight and guidance on our board.”

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (NGL), and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plainsallamerican.com.

Contact:

Brett Magill

Director, Investor Relations

(866) 809-1291